UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): October 3, 2012

PRIMERICA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34680	27-1204330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3120 Breckinridge Blvd.

Duluth, Georgia 30099

(Address of Principal Executive Offices)

(770) 381-1000

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On October 3, 2012, Primerica, Inc. (the “Company”) entered into an agreement to repurchase 2,087,682 shares of Primerica common stock beneficially owned by Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (together, “Warburg Pincus”), at a purchase price of $28.74 per share. The purchase price was determined based on the closing price of Primerica common stock on October 3, 2012. The repurchase transaction is expected to be completed in October 2012. Following the repurchase transaction, Warburg Pincus will own approximately 15.0% of Primerica’s outstanding common stock on a primary basis and approximately 20.7% including the warrants to purchase Primerica common stock currently held by Warburg Pincus. A copy of the press release is attached hereto as Exhibit 99.1 and a copy of the share repurchase agreement is attached hereto as Exhibit 99.2.

For information about the Company’s other relationships with Warburg Pincus and its affiliates, see the section entitled “Related Party Transactions” included in the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 30, 2012, which section is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated October 4, 2012 – Primerica Announces Repurchase of $60 Million of Shares Held by Warburg Pincus

99.2	Share Repurchase Agreement dated as of October 4, 2012 by and between Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and Primerica, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2012	PRIMERICA, INC.

/s/ Alison S. Rand
Alison S. Rand
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 4, 2012 – Primerica Announces Repurchase of $60 Million of Shares Held by Warburg Pincus

99.2	Share Repurchase Agreement dated as of October 4, 2012 by and between Warburg Pincus Private Equity X, L.P., Warburg Picnus X Partners, L.P. and Primerica, Inc.

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